March 29, 2000

Countrywide Strategic Trust
312 Walnut Street, 21st Floor
Cincinnati, Ohio 45202

     Re:  Form N-14
          ---------

Ladies and Gentlemen:

     We have acted as special Massachusetts counsel to Countrywide Strategic Trust, a Massachusetts business trust (the "Trust"), in connection with Pre-Effective Amendment No. 1 to the Trust's Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission on or about March 29, 2000 (as amended by such Pre-Effective Amendment No. 1, the "Registration Statement"), with respect to the shares (the "Shares") of beneficial interest, without par value, of its series Value Plus Fund, Emerging Growth Fund and International Equity Fund (the "Acquiring Funds") to be issued in exchange for all of the assets of certain series of Touchstone Series Trust (the "Acquired Funds"), as described in the Registration Statement. You have requested that we deliver this opinion to you to be used as an exhibit to the Registration Statement.

     In connection with the furnishing of this opinion, we have examined the following documents:

          (a) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the existence of the Trust;

          (b) a copy, certified by the Office of the Secretary of the Commonwealth of Massachusetts, on March 20, 2000 of the Trust's Restated Agreement and Declaration of Trust dated as of May 19, 1993 and all amendments thereto on file as of that date with the Office of the Secretary (collectively, the "Declaration");

          (c) a copy of the Trust's Establishment and Designation of Classes, as executed on March 16, 2000 by a majority of the Trust's Trustees and as filed with the Office of the Secretary of the Commonwealth of Massachusetts on March 21, 2000 (the "Designation of Classes");

          (d) a copy of the Certificate of Amendment to the Declaration, as executed on March 16, 2000 by a majority of the Trust's Trustees and as filed with the Office of the Secretary of the Commonwealth of Massachusetts on March 21, 2000 (the "Amendment");

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Countrywide Strategic Trust
March 29, 2000
Page 2

          (e) a copy of the Trust's Establishment and Designation of Series, as executed on March 16, 2000 by a majority of the Trust's Trustees and as filed with the Office of the Secretary of the Commonwealth of Massachusetts on March 21, 2000 (the "Designation of Series");

          (f) a certificate executed by the Secretary of the Trust certifying as to, and attaching copies of, the Trust's Declaration, the Amendment, Designation of Series, Designation of Classes, By-Laws, and certain resolutions adopted by the Trustees of the Trust at meetings held on February 15, 2000 and March 16, 2000;

          (g) a copy of the Trust's initial filing on Form N-14 dated January 31, 2000 as available on Edgar (the "Initial Filing"); and

          (h) a copy of the Agreement and Plan of Reorganization entered into by the Trust as of February 15, 2000, on behalf of the Acquiring Funds, providing for, with respect to each of the Acquiring Funds, (a) the acquisition by the Acquiring Fund of all of the assets of the corresponding Acquired Fund in exchange for the Shares of the Acquiring Fund and the Acquiring Fund's assumption of all of the liabilities of the Acquired Fund and (b) the pro rata distribution of the Shares to the holders of the shares of the Acquired Fund in liquidation of the Acquired Fund (the "Reorganization"), in the form included in the Initial Filing referred to in paragraph (g) above (the "Agreement and Plan of Reorganization").

     In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Securities and Exchange Commission will be in substantially the form of the Initial Filing referred to in paragraph (g) above and that the Agreement and Plan of Reorganization has been duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in paragraph (h) above.

     This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

     This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, to the extent the same may apply to or govern the transactions covered by this opinion, except that we express no opinion as to any Massachusetts securities law.

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Countrywide Strategic Trust
March 29, 2000
Page 3

     We understand that all of the foregoing assumptions and limitations are acceptable to you.

     Based upon and subject to the foregoing, please be advised that it is our opinion that:

     1. The Trust is duly organized and existing under the Trust's Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."

     2. The Shares, when issued and sold in accordance with the Trust's Declaration and By-Laws and for the consideration described in the Agreement and Plan of Reorganization, will be legally issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Acquiring Funds may under certain circumstances be held personally liable for its obligations.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

     The opinions expressed herein concern only the effect of the law as currently in effect and the facts and assumptions described herein. The undersigned undertakes no obligation to supplement or update this opinion after the date hereof.

                                         Very truly yours,

                                         BINGHAM DANA LLP